Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-275741) of Ionis Pharmaceuticals, Inc., and
(2)
Registration Statements (Form S-8 Nos. 333-05825, 333-55683, 333-40336, 333-59296, 333-91572, 333-106859, 333-116962, 333-125911, 333-133853, 333-142777, 333-151996, 333-160269, 333-168674, 333-176136, 333-184788, 333-190408, 333-207900, 333-219801, 333-233143, 333-242386, 333-251855, 333-258503, 333-273902, 333-281242 and 333-289093) of Ionis Pharmaceuticals, Inc.;

of our reports dated February 26, 2026, with respect to the consolidated financial statements of Ionis Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Ionis Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Ionis Pharmaceuticals, Inc. for the year ended December 31, 2025.
/s/ Ernst & Young LLP
San Diego, California
February 26, 2026